SHAREHOLDER MEETING  Unaudited

On February 23, 2001, a shareholder meeting was held at which all of the nominated Trustees were elected and all proposals were approved by shareholders as described in the Trust's proxy statement for that meeting. The following is a report of the votes cast:

Proposal No. 1:
The twelve persons named below to serve as Trustee of the Trust until their successors are elected and shall qualify.

         NOMINEE                                     FOR                    WITHHELD              TOTAL
         William L. Armstrong                        30,768,942             2,592,533             33,361,475
         Robert G. Avis                              30,957,572             2,403,903             33,361,475
         George C. Bowen                             30,961,043             2,400,432             33,361,475
         Edward L. Cameron                           30,961,043             2,400,432             33,361,475
         Jon S. Fossel                               30,961,043             2,400,432             33,361,475
         Sam Freedman                                30,961,043             2,400,432             33,361,475
         Raymond J. Kalinowski                       30,908,101             2,453,374             33,361,475
         C. Howard Kast                              30,908,101             2,453,374             33,361,475
         Robert M. Kirchner                          30,908,101             2,453,374             33,361,475
         Bridget A. Macaskill                        30,958,037             2,403,438             33,361,475
         F. William Marshall                         30,961,043             2,400,432             33,361,475
         James C. Swain                              30,961,043             2,400,432             33,361,475

FOR                   AGAINST                ABSTAIN               TOTAL
Proposal No. 2:
Ratification of the selection of Deloitte & Touche LLP as independent auditors for the Trust for the fiscal year beginning July 1, 2000.

31,451,553              520,381              1,389,541             33,361,475

Proposal No. 3:
Approval of the elimination of the Trust's fundamental investment restriction on investing in unseasoned issuers.

26,737,648            4,185,588              2,438,239             33,361,475

Proposal No. 4A:
Approval of the amendment to the Trust's fundamental investment restriction on investing in debt securities having a maturity greater than one year.

27,345,451            3,630,779              2,385,245             33,361,475

Proposal No. 4B:
Approval of the amendment to the Trust's fundamental investment restriction regarding concentration.

27,998,610            2,692,751              2,670,114             33,361,475

Proposal No. 5:
Approval of authorizing the Trustees to adopt an Amended and Restated
Declaration of Trust.

27,534,558            3,101,599              2,725,318             33,361,475